POWER OF ATTORNEY

I, MICHAEL EDWARD VIRNIG, hereby make, constitute and appoint SCOTT J. POSNER and MELISSA KLAUDER, as my true and lawful attorneys-in-fact, to execute and file all instruments, documents, certificates and other items required to be executed and filed with the Securities and Exchange Commission by me under and pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended, as a result of my position with TEREX CORPORATION, including, without limitation, all Forms 3, 4 and 5 that may be required as a result of my transactions in equity securities of TEREX CORPORATION while a director or officer of TEREX CORPORATION.

IN WITNESS WHEREOF, I have hereunto set my hand this 12 day of January 2026.

Michael Edward Virnig

Michael Edward Virnig

STATE OF Florida)
: ss
COUNTY OF Marion

On this 12 day of January 2026 before me, Michael E. Virnig personally appeared Michael Edward Virnig, known to me to be the person whose name is subscribed above and acknowledge that he executed the same for the purposes therein contained.

In witness whereof I hereunto set my hand.

Paula K Hunter

Notary Public,

My commission expires:

PAULA K HUNTER
Notary Public-State of Florida
Commission # HH 630434
My Commission Expires
January 23, 2029